Shareholder Letter First Quarter 2022 May 10, 2022 Exhibit 99.1

Fellow shareholders,

The first quarter of 2022 continued a trend of both lower crypto asset prices and volatility that began in late 2021. These market conditions directly impacted our Q1 results. But, we entered these market conditions with foresight and preparation, and remain as excited as ever about the future of crypto. To quote our Prospectus filed over a year ago:

> ***"You can expect volatility in our financials, given the price cycles of the cryptocurrency industry. This doesn't faze us, because we've always taken a long-term perspective on crypto adoption. We may earn a profit when revenues are high, and we may lose money when revenues are low, but our goal is to roughly operate the company at break even, smoothed out over time, for the time being. We are looking for long-term investors who believe in our mission and will hold through price cycles."***

Q1 MTUs and Revenues Down Q/Q; Results Are Within Coinbase Outlook

METRIC	COINBASE Q1 OUTLOOK PROVIDED FEBRUARY 2022	Q1 ACTUALS
MTUs	Lower Q/Q	9.2 million
Total Trading Volume	Lower Q/Q	$309 billion
Subscription & Services Revenue	Lower Q/Q	$152 million
Transaction Expenses *as a percentage of net revenue*	Low-to-mid 20s	24%
Technology & Development, Sales & Marketing, and General & Administrative Expenses	$1.2 to $1.3 billion	$1.2 billion
Sales and Marketing Expenses *as a percentage of net revenue*	15-20%	17%
Stock-based Compensation	Roughly $360 million	$352 million

Select Key Business and Financial Metrics

KEY BUSINESS METRICS	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Monthly Transacting Users MTU (M)	6.1	8.8	7.4	11.4	9.2
Trading Volume ($B)	335	462	327	547	309
Assets on Platform ($B)	223	180	255	278	256

FINANCIAL METRICS ($M)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Net Revenue	$1,597	$2,033	$1,235	$2,490	$1,165
Net Income (Loss)	$771	$1,606	$406	$840	$(430)
Adjusted EBITDA[1]	$1,117	$1,150	$618	$1,205	$20

[1] For a reconciliation of net income (loss) to Adjusted EBITDA, please refer to the reconciliation table in the section titled "Reconciliation of Net Income (loss) to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

coinbase

Q1 2022

2

Q1 2022 3 We believe these market conditions are not permanent and we remain focused on the long-term. In fact, our investment in our business now is especially critical – these periods of low volatility can provide the opportunity to focus more intently on product development (as opposed to peak periods, when we are more focused on meeting high demand). We approach the opportunities ahead with confidence and steady hands. To that end, we have made good progress year-to-date, highlighted by the beta launch of Coinbase NFT, growth in adoption of Coinbase Wallet, expansion of our staking offering through the addition of Cardano, and hiring over 1,200 full-time employees to help us build the future of crypto. The total crypto market capitalization has swung significantly year-to-date — falling nearly 30% in January, recovering somewhat through March, and then declining sharply again since April. Crypto asset volatility declined throughout the quarter, and in March was at its lowest level since Q4 2020. Q1 total net revenue was $1.2 billion — including $1.0 billion in transaction revenue — and MTUs were 9.2 million, both of which were down compared to Q4, as we had anticipated. Our total Trading Volume declined in-line with total crypto spot market volumes, and we gained trading volume market share in 7 of the top 10 assets traded on Coinbase (including BTC and ETH). Subscription and services revenue was $152 million, which represented 13% of total net revenue. Primarily due to lower transaction revenue and our commitment to invest heavily this year, our Adjusted EBITDA declined to $20 million in Q1. Q1 net loss was $430 million. Coinbase will turn 10 years old this month, which has prompted us to reflect on the progress we have made over the last decade, as well as what we want to accomplish in the decade ahead. We spent the last decade competing and winning the first pillar of our strategy – crypto as an investment – by building tools enabling our users to buy, sell, and safely store crypto on our platform. While we continue to invest and enhance our core investment platform, the application era of crypto is upon us, led by NFTs and decentralized finance, and we are increasingly focusing our efforts on these market opportunities. Coinbase has an important role to play in the cryptoeconomy as we execute on the second and third pillars of our strategy – crypto as a new financial system and crypto as an app platform. We are investing heavily in products such as Coinbase Wallet and Coinbase NFT to help us emerge as a leader in these new markets. We are in a strong position to help drive and lead crypto’s next phase, and that’s where our investments will be focused.

Q1 2022 4 MTUs in Q1 were 9.2 million, a decrease of 2.2 million or 19% compared to Q4, driven by lower crypto asset price volatility and lower crypto asset prices overall. The sequential decline in MTUs was anticipated, as discussed in our Q4 shareholder letter. Despite the market softness we have seen to date in 2022, we are encouraged by several key developments: First, a growing number of our users have deepened their engagement with our products. On average, 54% of our MTUs, or approximately 5.0 million, engaged with a non-investing product in Q1. In Q1, the most popular non-investing product adopted by our users was staking. By the end of Q1, we had 5.8 million users who were engaged with yield generation products, up from 3.6 million in Q4. This sequential growth was largely driven by the enrollment in Cardano staking which we launched in late Q1. In addition, we saw user growth in all other assets we support for staking. Note that Cardano staking users did not influence our reported Q1 MTU levels, as reward payouts did not begin until April 2022. Historically, staking users have had higher levels of retention compared to users who only trade. Second, our first ever Super Bowl ad was successful in driving awareness of and promoting the Coinbase brand. Our Super Bowl ad “Less Talk, More Bitcoin” reached over 40 million U.S. households, had tens of millions of social mentions, and resulted in significant improvements in our brand awareness, favorability, and consideration, among our target audience. Third, on the institutional side, we continued to expand our market maker program which helps deepen the pools of liquidity on our exchange, and therefore our ability to provide best execution to our clients. Separately, we continued to see a secular tailwind of crypto adoption among institutions, as our services uniquely meet their security and regulatory needs. In Q1, we grew the number of institutional customers compared to Q4 and were proud to welcome or expand relationships with Alameda, Brevan Howard Digital, Invesco, GSA Capital, Lakestar, Market Securities, Millennium Global, Silvergate, Shapeshift, and World of Women. More Users More Assets and Payment Rails As part of our strategy to serve as the primary crypto account and give our customers the greatest amount of choice, we employ a rigorous and time consuming process to list all assets we believe are legal and safe. In addition, we are investing to expand the number of fiat-to-crypto payment rails available to our customers to make these transactions as simple as possible. In Q1, we:

Q1 2022 5 More payment rail Launched Coinbase Pay – which allows any crypto wallet or dapp to connect to fiat rails – for both Coinbase Wallet Chrome extension and Coinbase NFT. Our goal is to remove the complexity of transacting in Web3 while leveraging the scale of our network. For the first time, as part of our international strategy to “go broad,” enabled payouts to Visa debit cards via Checkout.com in dozens of countries. We believe this opens a simpler and more trusted path for our international customers to deepen their cryptoeconomy experience. We were proud to also expand our banking group to include Citi, which furthers our objective to provide strong global banking coverage for our clients. We believe the trust, compliance, and scale of our banking partners will help fuel institutional adoption and provide us with capabilities to scale internationally. Crypto As An Investment Advanced Trading: To create a simpler and more cohesive trading experience, we have rolled out advanced trading functionality to all Retail users on Coinbase.com and will soon follow on the Coinbase mobile app. This allows users to access the full breadth of our trading offering in a single product. Enhanced Crypto User Experience: We continue to invest to deliver the best consumer crypto experience, delivering core features that our users want. We helped millions of users file their 2021 crypto taxes via our updated Tax Center, and U.S. users can now check and track their portfolio’s lifetime performance. Coinbase Derivatives: In February, we acquired FairX, a regulated crypto derivatives exchange. Through this acquisition we plan to bring a range of crypto derivatives to market to Coinbase customers in the U.S. We believe a well functioning derivatives market is critical to the trading ecosystem and we want to make it more approachable by delivering the clear, easy-to-use experience that Coinbase is known for. Building   Innovative Products More asset Added support for 40 assets for custody and 27 assets for trading. In total, we supported 212 assets for custody and 166 for trading at the end of Q1. Added support for our first two assets on the Solana blockchain – ORCA and FIDA – and plan to support more Solana tokens over time. Launched USDC fiat-to-crypto trading in 75 new countries. Expanding USDC is critical in growing adoption of crypto assets and driving deeper engagement with the cryptoeconomy. Launched the “Experimental” asset label to help better educate customers to make more informed decisions on newer and lower volume assets.

Crypto As A New Financial System

Blockchain Rewards: In Q1, we expanded our staking offering to include Cardano, a top 10 crypto asset by market capitalization as of this writing. Cardano staking is now live in 70+ countries and offers an easy, secure way for our users to participate and earn rewards in the Cardano network. We have also launched USDT for DeFi Yield, which lets eligible Coinbase customers earn yield on their assets by lending their crypto to third-party DeFi protocols.

Crypto As An App Platform

Coinbase NFT: In April, we released our NFT marketplace, Coinbase NFT, in beta. Coinbase NFT is designed as a Web3 social marketplace for NFTs, built with significant input from the NFT community including a variety of leading collectors and creators. Consistent with our vision of Coinbase as the on-ramp to the cryptoeconomy, Coinbase NFT is designed to be more than a transaction platform; it is designed to help users discover and create NFTs, find the right communities, and make connections. Users are able to create a Coinbase NFT profile to buy and sell NFTs using any self-custody wallet, and for a limited time there will be no Coinbase transaction fees.


Shop NFTs
Price
Collections

An easy way to find and buy NFTs


For You
Trending collections
Accounts to follow

Users can enjoy a personalized NFT experience

Coinbase Wallet: In Q1, we made a broad range of enhancements to our Coinbase Wallet browser extension. The extension now supports assets on the Solana network and the use of the Ledger hardware wallet, which provides additional security. The extension also permits users to send and receive crypto to ENS and Coinbase user names, and permits users to adjust gas fees to speed up transactions as desired. Additionally, we added NFT support, permitting users to view their NFTs with details via the extension.

coinbase Q1 2022 6

Coinbase Shareholder Letter Financial Overview

Key Metrics

Financial Overview

TRADING VOLUME ($B)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Retail	120	145	93	177	74
Institutional	215	317	234	371	235
Total	**335**	**462**	**327**	**547**	**309**

TRADING VOLUME (% OF TOTAL)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Bitcoin	39	24	19	16	24
Ethereum	21	26	22	16	21
Other crypto assets	40	50	59	68	55
Total	**100**	**100**	**100**	**100**	**100**

TRANSACTION REVENUE (% OF TOTAL)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Bitcoin	41	26	21	16	25
Ethereum	19	26	22	16	23
Other crypto assets	40	48	57	68	52
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding

Q1 total Trading Volume was $309 billion, a decrease of 44% compared to Q4. Our total Trading Volume decline was consistent with the broader crypto spot market, which also declined 44% compared to Q4. On balance, we gained trading volume market share across 7 of the top 10 assets traded on our platform – including both BTC and ETH – largely driven by the strength of our institutional business.

Retail Trading Volume was $74 billion, a decline of 58% compared to Q4. The sequential decline in Q1 was driven primarily by weaker crypto market conditions in Q1 compared to Q4.

Institutional Trading Volume was $235 billion, a decrease of 37% compared to Q4, and accounted for 76% of our total Trading Volume. Institutional Trading Volume was more heavily concentrated in BTC and ETH as compared to our Retail Trading Volume.

Other crypto assets contributed 55% to total Trading Volume in Q1, down from 68% in Q4.

coinbase Q1 2022 8

Quarterly Crypto Asset Volatility vs.
Total Coinbase Trading Volume
Volume ($B)
$600
$400
$200
$0
Volatility
15
10
5
0
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
CRYPTO ASSET VOLATILITY
TOTAL COINBASE TRADING VOLUME

Assets on Platform

At the end of Q1, Assets on Platform were $256 billion, down from $278 billion at the end of Q4. The sequential decline was driven by lower crypto asset prices, partially offset by billions of dollars in net inflows.

Price effects also drove a decline in our market share of the total crypto market capitalization to 11.2% from 11.5% in Q4. Decreases in price were larger for assets with high concentration on our platform – notably ETH and SOL – vs. the market overall.

Assets on Platform

ASSETS ON PLATFORM ($B)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Retail	101	88	116	141	123
Institutional	122	92	139	137	134
Total	**223**	**180**	**255**	**278**	**256**

ASSETS ON PLATFORM (% OF TOTAL)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Bitcoin	62	47	42	40	42
Ethereum	14	24	22	25	24
Other crypto assets	21	25	33	31	31
Fiat	3	5	3	4	4
Total	**100**	**100**	**100**	**100**	**100**

Note: Figures presented may not sum precisely due to rounding coinbase Q1 2022 9

Net Revenue

NET REVENUE ($M)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Transaction revenue					
Retail, net	1,455.2	1,828.0	1,022.0	2,185.8	965.8
Institutional, net	85.4	102.4	67.7	90.8	47.2
Total Transaction revenue	**1,540.6**	**1,930.4**	**1,089.7**	**2,276.6**	**1,013.0**
Subscription and services revenue					
Blockchain rewards	9.0	34.4	77.0	102.7	81.9
Custodial fee revenue	23.5	31.7	31.5	49.6	31.7
Earn campaign revenue	11.1	16.9	15.2	19.9	5.9
Interest income	3.3	6.5	8.4	7.6	10.5
Other subscription and services revenue	9.5	13.1	13.0	33.6	21.9
Total Subscription and services revenue	**56.4**	**102.6**	**145.1**	**213.4**	**151.9**
Net Revenue	**1,597.0**	**2,033.0**	**1,234.7**	**2,490.0**	**1,164.9**

Note 1: Figures presented may not sum precisely due to rounding
Note 2: In Q4'21, the Company retrospectively reclassified certain revenues from Blockchain rewards to Other subscription and services revenue in order to conform with the current period presentation. This reclassification has no impact on the Company's previously reported net revenue.

Transaction Revenue

Q1 net revenue was $1.2 billion, of which $1.0 billion was transaction revenue and $152 million was Subscription and services revenue. Overall, our transaction revenue declined 56% compared to Q4, when crypto asset prices experienced all time highs.

Retail transaction revenue in Q1 was $966 million, down 56% compared to Q4. In Q1, the sequential improvement in our blended average retail fee rate reflected the mix of consumer activity on the Coinbase platform.

Institutional transaction revenue was $47 million, down 48% compared to Q4. Our institutional fee rate declined modestly in Q1 compared to Q4, and was driven by a change in the fee structure for market makers, which generates the vast majority of our institutional volume.

Subscription and Services Revenue

Subscription and services revenue was $152 million in Q1, down 29% compared to Q4.

Blockchain rewards revenue was $82 million in Q1, down 20% compared to Q4. Blockchain rewards benefited from increased participation in staking – notably an increase in the number of native assets staked across each asset supported on our platform – but were more than offset by declines in average crypto asset prices in Q1 compared to Q4.

coinbase Q1 2022 10

Custodial fee revenue was $32 million in Q1, down 36% compared to Q4. The number of custody customers continued to increase throughout Q1, driving billions of dollars in net inflows, but lower crypto asset prices caused a sequential decline in revenue.

Earn campaign revenues were $6 million in Q1, down 70% compared to Q4. The decline was driven by fewer campaigns and a decrease in the average amount allocated by asset issuers for distribution.

Operating Expenses

Total operating expenses were $1.7 billion in Q1, up 9% compared to Q4. The primary driver of the sequential increase in expenses was headcount growth as we continued to invest heavily in product development, customer service, and other support functions. Additionally, because our expenses are largely driven by people and technology, we have not seen a meaningful impact from inflation on our cost structure to date.

We ended Q1 with 4,948 full-time employees, up 33% from last quarter, and are pleased with our ability to attract and retain top talent. Over the past twelve months, we have added over 3,200 net new employees, the majority of whom have joined us from either careers in the technology or financial services sectors. Our growing team gives us additional resources for product development and execution, as well as customer support, compliance, and more, which we believe serve as long-term competitive advantages for us.

Operating Expenses

OPERATING EXPENSES	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
Transaction expense ($M)	234.1	335.4	197.3	501.1	277.8
% of net revenue	15%	16%	16%	20%	24%
Sales and marketing ($M)	118.0	195.7	105.4	244.6	200.2
% of net revenue	7%	10%	9%	10%	17%
Technology and development ($M)	184.2	291.5	356.3	459.6	570.7
General and administrative ($M)	121.2	248.2	242.6	297.4	413.6
Other operating expense, net ($M)	155.9	282.4	118.5	73.5	258.6
Total operating expenses ($M)	**813.4**	**1,353.2**	**1,020.1**	**1,576.2**	**1,720.9**
Full-time employees (end of quarter)	1,717	2,176	2,781	3,730	4,948

Note: Figures presented may not sum precisely due to rounding

Transaction expenses were $278 million in Q1, a decrease of 45% compared to Q4. The primary source of the decline was lower trading volumes. Transaction expenses as a percentage of net revenue increased primarily driven by continued growth of Blockchain Rewards, as staking rewards paid to users are included in transaction expenses.

coinbase Q1 2022 11

Q1 2022 12 Profitability & Cash In Q1, Adjusted EBITDA was $20 million and net loss was $430 million. Our effective tax rate of 30% reflects a tax benefit on negative pretax income. Our Q1 effective tax rate was higher than the U.S. statutory rate primarily due to research & development related tax credits and stock based compensation. Our weighted average fully diluted share count in Q1 was 217.5 million and is lower than our reported diluted share count last quarter as anti-dilutive securities are excluded due to our net loss, in accordance with GAAP. We ended Q1 with approximately $6.1 billion in cash and equivalents – including $3.4 billion in proceeds from long-term debt we issued in 2021 – down from $7.1 billion at the end of Q4. The decrease in our cash and cash equivalents was primarily driven by our investments in crypto assets (including USDC), cash payments for acquisitions, and the timing of corporate cash transfers from customer custodial funds. As of the end of Q1, we had approximately $180 million in USDC and the fair market value of our crypto assets held as investments was approximately $1 billion. Technology and development expenses were $571 million, up 24% compared to Q4, and were driven by technical hiring related to our continued investments in product innovation and platform infrastructure. Sales and marketing expenses were $200 million, down 18% compared to Q4, driven by lower performance marketing spend in connection with softer market conditions. More broadly, we focus our marketing spend on areas where we believe we can drive the best results, with the majority of our spend oriented towards performance marketing. At the same time, we thoughtfully select additional marketing opportunities that are aligned with our brand and culture where we see unique, scalable opportunities to reach our target audiences. A great example of this was our 2022 Super Bowl ad. General and administrative expenses were $414 million, up 39% compared to Q4. The increase was driven primarily by higher full-time and contractor related headcount expenses, as we invest to strengthen and scale our customer support, legal, compliance, and business support functions. Other operating expenses were $259 million, up 252% compared to Q4. Other expenses were driven primarily by an increase in crypto asset impairment charges. Under GAAP, we are required to record impairment charges on our crypto assets held when the price falls below its cost basis. In addition, we incurred certain platform-related incidents and losses that contributed to other operating expenses.

Outlook Coinbase Shareholder Letter

Outlook

April 2022

In April, we saw continued declines in both crypto asset volatility and crypto asset prices, which we believe are associated with weakness in financial markets. For example, the Nasdaq Composite declined approximately 13% and the price of Bitcoin declined approximately 17% in April.

April 2022 Metrics and Results

METRIC	COMMENTARY
Crypto Market Capitalization	Declined 18% compared to the end of March
Crypto Asset Volatility	Declined 14% compared to the Q1 average and was the lowest level observed since mid-2020.
MTUs	8.9 million
Total Trading Volume	Approximately $74 billion

Q2 2022 Outlook

METRIC	COMMENTARY
MTUs	We believe MTUs will be lower in Q2 compared to Q1
Total Trading Volume	We believe total Trading Volume will be lower in Q2 compared to Q1
Subscription and Services Revenue	We anticipate subscription and services revenue will be similar to modestly lower in Q2 compared to Q1
Transaction Expenses *As a percentage of net revenue*	We anticipate transaction expenses to be in the low 20s as a percent of net revenue.
Sales and Marketing Expenses *As a percentage of net revenue, including stock-based compensation*	We anticipate sales and marketing expenses to be in the mid-to-high teens as a percent of net revenue.
Technology & Development + General & Administrative Expenses *Including stock-based compensation*	We expect these expenses to be in the range of $1.1-$1.3 billion, including approximately $420 million of SBC. Expenses will be driven primarily by technical and business support related headcount.

Full-year 2022

Our outlook for 2022 is largely unchanged. We plan to invest significantly, yet prudently, throughout this year to continue building the future of crypto.

While we are navigating uncertain and volatile markets, we have a decade of experience to draw from and will continue to invest wisely to drive long-term growth. We continue to expect that during a prolonged and stressful scenario for our business, we will aim to manage our 2022 potential Adjusted EBITDA losses to approximately $500 million on a full-year basis.

coinbase Q1 2022 14

Coinbase Full-Year 2022 Outlook

METRIC	OUTLOOK	COMMENTARY
Annual Average MTUs	5.0 - 15.0 million	No change to our prior outlook. This wider than normal range reflects continued macroeconomic uncertainty combined with planned product launches.
Average Transaction Revenue Per User (ATRPU)	Pre-2021 Levels	Year-to-date, ATRPU is trending towards 2019 levels. These lower levels reflect (1) softer crypto market conditions and (2) growth in users engaging in non-invest products (notably staking) that generate Subscription and Services revenue.
Subscription and Services Revenue	Strong growth compared to 2021	No change to prior outlook. Outlook is based on current crypto market conditions.
Transaction Expenses *As a percentage of net revenue*	Low 20%s	No change to prior outlook. Driven primarily by growth in Blockchain Rewards revenue.
Sales and Marketing Expenses* *As a percentage of net revenue, including stock-based compensation*	12-15%	No change to prior outlook. Increased brand marketing efforts, building on the momentum from our first ever Super Bowl ad in February 2022.
Technology & Development + General & Administrative Expenses *Including stock-based compensation*	$4.25 - $5.25 billion	No change to prior outlook. Driven primarily by an ambitious hiring plan to execute on product innovation, international expansion, platform scaling and reliability. However, we now expect approximately $1.7 billion of stock-based compensation expenses, up from $1.5 billion previously, due to hiring trends and year-to-date acquisitions.
Other Expenses	N/A	We do not forecast these as they are driven by crypto asset price impairments and unanticipated system disruptions or incidents. If crypto asset prices drop below their carrying value, we recognize a non-cash impairment expense.
Tax	Low to Mid 20s	Our anticipated tax rate range is slightly higher, up from our prior range of high teens to low 20s, reflecting our year-to-date performance.

*Excludes other Expenses

Historical Transaction Revenue Per User[1]



$100
$75
$50
$25
0
2017
2018
2019
2020
2021
2022
ACTUALS
'17 AVG. ($55)
'18 AVG. ($45)
'19 AVG. ($34)
'20 AVG. ($45)
'21 AVG. ($64)
Q1'22 AVG. ($35)

[1] Calculated as Retail Transaction Fee Revenue divided by Retail MTUs in each period. Annual averages reflect full-year Retail Transaction Fee Revenue divided by the average monthly Retail MTUs, divided by 12 months. 2022 shown year-to-date. Note: 2017 - 2018 data is unaudited.

coinbase
Q1 2022
15

8 Coinbase Shareholder Letter Q3 2021 Looking Ahead

Q1 2022 17 Looking  Ahead We are encouraged by the increasing role that crypto is playing in the world. From playing a key role in helping Ukraine quickly raise funds in the midst of the Russian attack to Executive Orders from both the Biden Administration and Governor Gavin Newsom of California calling for continued examination of digital assets, as well as the UK government’s recent embrace of crypto as a strategic priority, we are encouraged by the increasing global relevance of crypto. And with estimates of nearly 20% of Americans having used or traded crypto in these relatively early days1, we firmly believe the future for crypto is bright. The core tenants of crypto – that it’s instant, borderless, lacks expense and inefficient intermediaries, and native to the Internet – give way for a future that is incredibly exciting and transformational. Inside the remote-first walls of Coinbase, there are seemingly endless opportunities. From expanding our core investing products in international markets to delivering the best self- custody wallet product to serve as the gateway to Web3, we have broad aspirations to serve as the primary financial account for the cryptoeconomy. The application era of crypto is upon us, providing even more growth and opportunity in the sector. That’s why it’s as important as ever for us to keep investing across our three strategic pillars – crypto as an investment, crypto as a new financial system, and crypto as an app platform. We are at a point in our evolution where we need to continue investing to drive growth and help grow our sector. At the same time, we will closely monitor market conditions to ensure we are investing our resources as responsibly and wisely as possible. We took steps to strengthen our balance sheet last year, and while the near-term may be choppy, we plan to invest prudently to drive long-term shareholder value. #wagmi NBC News poll, March 2022 1

Q1 2022 18 This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the second quarter ending June 30, 2022 and the full-year ending December 31, 2022, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, plans for product launches and developments, expectations relating to market conditions and market growth, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance with applicable laws and regulations, market conditions across the cryptoeconomy and general market, political and economic conditions. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward- looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included in our filings with the Securities and Exchange Commission (SEC) including our Annual Report on Form 10- K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 that will be filed with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. Forward Looking Statements Webcast Information We will host a question and answer session to discuss the results for the first quarter 2022 on May 10, 2022 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https:// investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website.

Q1 2022 19 Non-GAAP Financial Measure In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income can be found below in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, impairment, net, non-recurring direct listing expenses, unrealized gain or loss on foreign exchange, fair value gain or loss on derivatives, non-recurring legal reserves and related costs and other loss, net.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	March 31, 2022	December 31, 2021
Assets		
Current assets:		
Cash and cash equivalents	$ 6,116,388	$ 7,123,478
Restricted cash	27,111	30,951
Customer custodial funds	10,023,385	10,526,233
USDC	179,885	100,096
Accounts and loans receivable, net of allowance	346,048	396,025
Income tax receivable	56,767	61,231
Prepaid expenses and other current assets	191,068	135,849
Total current assets	16,940,652	18,373,863
Crypto assets held	1,333,333	988,193
Lease right-of-use assets	91,431	98,385
Property and equipment, net	65,861	59,230
Goodwill	1,080,176	625,758
Intangible assets, net	219,128	176,689
Other non-current assets	1,164,613	952,307
Total assets	$ 20,895,194	$ 21,274,425
Liabilities, Convertible Preferred Stock, and Stockholders' Equity		
Current liabilities:		
Custodial funds due to customers	$ 9,742,961	$ 10,480,612
Accounts payable	12,650	39,833
Accrued expenses and other current liabilities	647,960	439,559
Crypto asset borrowings	485,564	426,665
Lease liabilities, current	32,688	32,366
Total current liabilities	10,921,823	11,419,035
Lease liabilities, non-current	66,425	74,078
Long-term debt	3,386,865	3,384,795
Other non-current liabilities	23,988	14,828
Total liabilities	14,399,101	14,892,736
Commitments and contingencies		
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at March 31, 2022 and December 31, 2021; 173,015 and 168,807 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at March 31, 2022 and December 31, 2021; 48,310 and 48,310 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	2,579,216	2,034,658
Accumulated other comprehensive loss	(3,890)	(3,395)
Retained earnings	3,920,765	4,350,424
Total stockholders' equity	6,496,093	6,381,689
Total liabilities, convertible preferred stock, and stockholders' equity	$ 20,895,194	$ 21,274,425

Three Months Ended March 31, 2022 2021 Revenue: Net revenue $ 1,164,891 $ 1,596,981 Other revenue 1,545 204,131 Total revenue 1,166,436 1,801,112 Operating expenses: Transaction expense 277,826 234,066 Technology and development 570,664 184,225 Sales and marketing 200,204 117,990 General and administrative 413,578 121,231 Other operating expense, net 258,627 155,887 Total operating expenses 1,720,899 813,399 Operating (loss) income (554,463) 987,713 Interest expense 22,138 — Other expense (income), net 32,844 (8,953) (Loss) income before income taxes (609,445) 996,666 (Benefit from) provision for income taxes (179,786) 225,203 Net (loss) income $ (429,659) $ 771,463 Net (loss) income attributable to common stockholders: Basic $ (429,659) $ 301,896 Diluted $ (429,659) $ 387,719 Net (loss) income per share attributable to common stockholders: Basic $ (1.98) $ 3.80 Diluted $ (1.98) $ 3.05 Weighted-average shares of common stock used to compute net (loss) income per share attributable to common stockholders: Basic 217,472 79,373 Diluted 217,472 126,996 Stock-based Compensation Expense Three Months Ended March 31, 2022 2021 Technology and development ......................................................................... $ 256,524 $ 73,256 Sales and marketing ......................................................................................... 14,956 3,531 General and administrative .............................................................................. 80,661 27,841 Total ..................................................................................................................... $ 352,141 $ 104,628 Coinbase Global, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (unaudited)

Cash flows from operating activities Net (loss) income $ (429,659) $ 771,463 Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities Depreciation and amortization ....................................................................... 31,580 10,922 Impairment expense ........................................................................................ 229,129 841 Stock-based compensation expense ............................................................ 352,141 104,628 Provision for transaction losses and doubtful accounts ............................ (4,134) 2,503 Loss on disposal of property and equipment .............................................. — 11 Deferred income taxes .................................................................................... (183,183) 36 Unrealized loss (gain) on foreign exchange ................................................ 7,389 (2,869) Non-cash lease expense ................................................................................ 7,748 9,050 Realized gain on crypto assets ...................................................................... (21,241) (32,769) Crypto assets received as revenue .............................................................. (179,743) (180,109) Crypto asset payments for expenses ........................................................... 167,954 154,989 Fair value loss (gain) on derivatives ............................................................. 3,452 (2,800) Amortization of debt discount and issuance costs ..................................... 2,097 — Gain on investments ........................................................................................ (607) (9,257) Changes in operating assets and liabilities: USDC ................................................................................................................. (97,965) (64,064) Accounts and loans receivable ...................................................................... 45,145 (11,976) Income taxes, net ............................................................................................ 3,862 238,486 Other current and non-current assets .......................................................... (49,083) (34,587) Custodial funds due to customers ................................................................. (738,758) 2,355,138 Accounts payable ............................................................................................ (28,398) 614 Lease liabilities ................................................................................................. (2,816) (8,568) Other current and non-current liabilities ....................................................... 54,976 110,083 Net cash (used in) provided by operating activities (830,114) 3,411,765 Cash flows from investing activities Purchase of property and equipment .............................................................. (1,199) (18) Proceeds from sale of property and equipment ............................................ — 48 Capitalized internal-use software development costs .................................. (9,082) (4,388) Business combination, net of cash acquired ................................................. (186,150) (16,525) Purchase of investments ................................................................................... (25,771) (9,203) Proceeds from settlement of investments ...................................................... 766 — Purchase of crypto assets held ........................................................................ (871,152) (553,012) Disposal of crypto assets held ......................................................................... 400,858 545,188 Loans originated ................................................................................................. (100,625) — Proceeds from repayment of loans ................................................................. 100,764 — Net cash used in investing activities .................................................................... (691,591) (37,910) Three Months Ended March 31, 2022 2021 Coinbase Global, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

Cash flows from financing activities Issuance of common stock upon exercise of stock options, net of repurchases ........................................................................................................ 16,891 59,387 Taxes paid related to net share settlement of equity awards ...................... (141,832) — Proceeds received under the Employee Stock Purchase Plan .................. 8,975 — Issuance of shares from exercise of warrants ............................................... — 433 Proceeds from short-term borrowings ............................................................ 149,400 — Repayment of short-term borrowings (20,000) — Net cash provided by financing activities ............................................................ 13,434 59,820 Net (decrease) increase in cash, cash equivalents, and restricted cash ....... (1,508,271) 3,433,675 Effect of exchange rates on cash ......................................................................... (5,507) 16,231 Cash, cash equivalents, and restricted cash, beginning of period .................. 17,680,662 4,856,029 Cash, cash equivalents, and restricted cash, end of period ............................ $ 16,166,884 $ 8,305,935 Cash, cash equivalents, and restricted cash consisted of the following: Cash and cash equivalents .............................................................................. $ 6,116,388 $ 1,983,318 Restricted cash ................................................................................................... 27,111 30,841 Customer custodial funds ................................................................................. 10,023,385 6,291,776 Total cash, cash equivalents, and restricted cash ............................................. $ 16,166,884 $ 8,305,935 Supplemental disclosure of cash flow information Cash paid during the period for interest ......................................................... $ 190 $ — Cash paid during the period for income taxes ............................................... $ 1,980 $ — Operating cash outflows for amounts included in the measurement of operating lease liabilities ................................................................................... $ 3,771 $ 7,490 Supplemental schedule of non-cash investing and financing activities Unsettled purchases of property and equipment .......................................... $ 234 $ — Right-of-use assets obtained in exchange for operating lease obligations ........................................................................................................... $ 1,050 $ 13,072 Non-cash consideration paid for business combinations ............................ $ 324,925 $ — Purchase of crypto assets and investments with non-cash consideration $ 12,875 $ 885 Crypto assets borrowed .................................................................................... $ 249,764 $ 9,158 Crypto assets borrowed repaid with crypto assets ....................................... $ 317,039 $ 16,437 Three Months Ended March 31, 2022 2021 Coinbase Global, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA (unaudited)

	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22
			(in thousands)		
Net Income (Loss)	$ 771,463	$ 1,606,349	$ 406,100	$ 840,208	$ (429,659)
Adjusted to exclude the following:					
(Benefit from) provision for income taxes	225,203	(737,468)	(135,240)	50,332	(179,786)
Depreciation and amortization	10,922	12,612	17,099	23,018	31,580
Interest expense	—	748	6,972	21,440	22,138
Crypto asset borrowing costs	4,273	2,925	2,326	2,322	1,436
Stock-based compensation	104,628	189,335	264,195	262,528	352,141
Impairment, net(1)	841	57,343	17,485	44,252	210,997
Non-recurring Direct Listing expenses	4,160	35,000	—	—	—
Unrealized loss (gain) on foreign exchange	(2,869)	5,261	13,692	(31,028)	7,389
Fair value loss (gain) on derivatives	(2,800)	(22,415)	1,392	(8,233)	3,452
Legal reserves and related costs	1,500	—	—	—	—
Other loss, net(2)	—	—	24,200	—	—
Adjusted EBITDA	$ 1,117,321	$ 1,149,690	$ 618,221	$ 1,204,839	$ 19,688

Note: Figures presented above may not sum precisely due to rounding

(1) Impairment, net includes impairment on crypto assets still held and intangible assets.

(2) Other loss, net includes a $25.1 million loss associated with an incident which did not breach our security infrastructure or broader systems, but for which impacted customers were reimbursed, offset by an unrealized gain of $0.9 million related to a contingent consideration arrangement.